CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 13th day of September, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described herein (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC, with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE.

1.1 Seller agrees to sell the Work identified below and on **Exhibit A** to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

Carl Andre
Magnesium-Lead Plain, 1969
Magnesium (18 units) and Lead (18 units)
each plate: 3/8 x 12 x 12 in. (1 x 30.5 x 30.5 cm)
overall: 3/8 x 72 x 72 in. (1 x 182.9 x 182.9 cm)

1.2 The Work is accompanied by a unique paper Certificate of Authenticity ("**Certificate**") issued by the artist, a copy of which is attached as **Exhibit B**. The Certificate is the artist's signature for the Work and must accompany any transfer of the Work. If the physical Certificate is lost or damaged, it will not be replaced, per the artist's standard practice as detailed on the artist's website, [***].

1.3 Title to the Work will not pass until the Purchase Price is paid in full and Buyer has given Acceptance (as defined in Section 3.1.6 below). Promptly upon Acceptance of the Work, the Certificate will be released to Agent.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is USD One Million Seven Hundred Thousand Dollars $1,700,000 (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid no later than ninety (90) days from the Effective Date. The obligation to finalize the purchase is expressly conditioned on Buyer's Acceptance. Agent or

Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions provided on the invoice that will be submitted to Agent by Seller, or as verbally confirmed by the parties**.** Each party will be solely responsible for all of their respective taxes due in connection with this transaction.

3. REPRESENTATIONS AND WARRANTIES.

3.1. Seller, on behalf of itself and Owner, and Agent, on behalf of itself and Buyer, each represent and warrant as applicable that on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as **Exhibit D** to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A. Seller further represents that it has reviewed the Certificate in its entirety, and that the Certificate submitted is also authentic.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon pickup for shipping to the Delivery Location (as defined in Section 7.1 below), as stated in the condition report attached hereto as **Exhibit C** (the "***Condition Report***"). No later than ten (10) business days after delivery, Buyer will have the right to inspect the Work and notify Seller in writing of acceptance of the Work ("**Acceptance**"). If Buyer does not notify Seller otherwise within ten (10) business days, Acceptance will have been deemed to have been given to Seller. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion, provided that Buyer at its sole cost and expense prepares and delivers to Buyer a new condition report for the

Work within fifteen (15) days of delivery and that Seller is given the opportunity to cure as provided for herein. Should Buyer terminate the Purchase Agreement under this term, Buyer shall pay return the Work to Seller at Buyer's expense, and upon receipt of the Work and its accompanying Certificate, Seller will refund the Purchase Price in full.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds have not and will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Neither Seller, Owner, Agent or Buyer is (a) a person or entity subject to trade sanctions, embargoes or restrictions in any jurisdiction ("***Sanctioned Person***"), (b) owned or controlled by a Sanctioned Person, or (c) acting as an agent or instrumentality or on behalf of a Sanctioned Person.

3.1.9 In the event that sales tax has not been included in the invoice amount and it is subsequently determined that the Gallery was required to collect sales tax in connection with this transaction, Buyer will promptly reimburse the Gallery upon demand for any sales taxes assessed or due, unless Buyer provides evidence of exemption from such taxes, or unless Buyer wishes to contest such taxes in good faith and agrees to pay all costs and attorney's fees, interest, penalties and/or additions to tax in connection with such contest.

3.2. Seller, on behalf of itself and Owner, on the one hand, and Agent, on behalf of itself and Buyer, on the other hand, do hereby agree to indemnify, defend and hold each other free and harmless from any and all third-party, written demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against the other party arising by reason of, or in connection with, the breach or alleged breach of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to the obligations under this Purchase Agreement that all representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. <u>STORAGE AND CARE OF THE WORK</u>.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work in

the fine art storage facility located in [***] that has been fully disclosed to Agent under separate cover (the ***"Storage Location***"). Seller shall not otherwise relocate the Work, unless Agent is consulted and notified in advance in writing.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall insure the Work under Seller's fine arts policy for an amount no less than the Purchase Price until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following: (i) full payment by Buyer of the Purchase Price; (ii) Buyer's Acceptance of the Work; and (iii) transfer of the Certificate from Seller to the Agent through either hand carry or commercial carrier.

6. TITLE. On receipt of full payment of the Purchase Price and Buyer's Acceptance of the Work, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. Upon Acceptance of the Work by Buyer, Seller will release the Certificate of Authenticity to Agent. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller or Owner shall pay all costs and be responsible for arranging crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location on July 12, 2022. Following the Closing Date and delivery of the Work to the Delivery Location, Buyer or UOVO Delaware (on Buyer's behalf) shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report as part of the Acceptance procedure specified in Section 3.1.6.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Purchase Agreement by Seller or Buyer in a manner that cannot be reasonably cured within ten (10) business days, or in the event the Work is determined to be damaged upon inspection at the Delivery Location, and such breach or damage cannot be reasonably cured at Seller's expense within sixty (60) days or any longer time period mutually agreed in writing; (ii) the falsity or material inaccuracy, actual or alleged, of any of the representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by or under the party's control), or (iii) the inability for the Work to be lawfully imported into the United States for any reason, (x) Seller and Buyer shall have the right to terminate this Purchase Agreement. In case of termination of this Purchase Agreement with cause by Buyer, Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

By: [***]
Its: [***]

AGENT:

MASTERWORKS GALLERY, LLC

BY: Mariya Golovina
ITS: Executive Vice President, Acquisitions

BUYER:

GALLERY SEGREGATED PORTFOLIO OF MASTERWORKS CAYMAN, SPC

By: Nigel Glenday
Its: Manager

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK



Carl Andre
Magnesium-Lead Plain, 1969
Magnesium (18 units) and Lead (18 units)
each plate: 3/8 x 12 x 12 in. (1 x 30.5 x 30.5 cm)
overall: 3/8 x 72 x 72 in. (1 x 182.9 x 182.9 cm)

EXHIBIT B

CERTIFICATE OF AUTHENTICITY

EXHIBIT C

CONDITION REPORT

EXHIBIT D

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Carl Andre	(the "Work")
Title:	Magnesium-Lead Plain	
Date:	1969	
Medium:	Magnesium (18 units) and lead (18 units)	
Size	Each plate: 3/8 x 12 x 12 in. (1 x 30.5 x 30.5 cm Overall: 3/8 x 72 x 72 in. (1 x 182.9 x 182.9 cm)	

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$1,700,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated 13 September, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY: [***]
ITS: [***]

Bill To: Masterworks Gallery, LLC as agent for Masterworks Cayman SPC acting on behalf of its Gallery Segregated Portfolio 225 Liberty Street, 29th Floor New York, NY 10281	Invoice #[***] August 9, 2022

Ship To:
Uovo Delaware
101 Lake Drive
Newark, DE 19702

CARL ANDRE *Magnesium-Lead Plain*, 1969 Magnesium (18 units) and Lead (18 units) each plate: 3/8 x 12 x 12 in. (1 x 30.5 x 30.5 cm) overall: 3/8 x 72 x 72 in. (1 x 182.9 x 182.9 cm) CA/N-74-SC	$2,000,000.00 -300,000.00

Subtotal:	$1,700,000.00
Sales Tax:	$0.00
Total USD:	**$1,700,000.00**

Title will not pass until payment is received in full. Work is accompanied by a Certificate of Authenticity.

All shipping, packing, and crating expenses to be paid by the seller.

In the event that sales tax has not been included in the invoice amount and it is subsequently determined that [***] was required to collect sales tax in connection herewith, buyer shall reimburse [***] upon demand for any sales taxes assessed or due as result of the goods or services provided by [***] hereunder, unless buyer provides [***] evidence of its exemption from such taxes.

Thank you.

Please make check payable to
[***]
or transfer funds directly to:
Citibank NA (ABA#[***])
[***]
Account of [***]
Account# [***]